EXHIBIT 99.1

PRESS RELEASE DATED APRIL 24, 2024

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2024 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.15 FOR THE CURRENT QUARTER COMPARED TO $0.19 FOR THE TRAILING QUARTER, AND $0.26 FOR THE FIRST QUARTER OF 2023.
•NET INTEREST INCOME OF $27.9 MILLION, DECREASED $1.0 MILLION, OR 3.6%, PRIMARILY REFLECTING INCREASED FUNDING COSTS AND LOWER LOAN BALANCES.
•AVERAGE YIELDS ON INTEREST-EARNING ASSETS INCREASED 17 BASIS POINTS TO 4.27%, WHILE THE AVERAGE COST OF INTEREST-BEARING LIABILITIES INCREASED 37 BASIS POINTS TO 2.89% FOR THE CURRENT QUARTER COMPARED TO THE TRAILING QUARTER. NET INTEREST MARGIN DECREASED TO 2.03%, OR 14 BASIS POINTS, FOR THE CURRENT QUARTER COMPARED TO THE TRAILING QUARTER.
•TOTAL DEPOSITS (EXCLUDING BROKERED) INCREASED BY APPROXIMATELY $44 MILLION, OR 4.7% ANNUALIZED, DRIVEN BY INCREASES IN CERTIFICATES OF DEPOSITS AND TRANSACTION ACCOUNTS. COST OF DEPOSITS AT QUARTER END WAS 2.03%, AN INCREASE OF 28 BASIS POINTS OVER THE TRAILING QUARTER.
•LOAN BALANCES DECLINED MODESTLY WITH INCREASES IN COMMERCIAL AND INDUSTRIAL LOANS OFFSET BY DECREASES IN ALL OTHER LOAN CATEGORIES.
•OVERALL ASSET QUALITY REMAINS STRONG. NON-PERFORMING LOANS TO TOTAL LOANS INCREASED TO 0.41% AT MARCH 31, 2024 FROM 0.27% AT DECEMBER 31, 2023, DUE TO AN INCREASE IN COMMERCIAL MORTGAGE AND COMMERCIAL AND INDUSTRIAL NON-PERFORMING LOANS.
•MAINTAINED STRONG LIQUIDITY WITH APPROXIMATELY $569 MILLION IN UNPLEDGED AVAILABLE-FOR-SALE SECURITIES AND LOANS READILY AVAILABLE FOR PLEDGE OF APPROXIMATELY $821 MILLION.
•THE COMPANY REPURCHASED 252,631 SHARES FOR A COST OF $3.1 MILLION. THE BOARD OF DIRECTORS APPROVED A NEW $5.0 MILLION REPURCHASE PLAN ON APRIL 24, 2024.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE MAY 22, 2024, TO STOCKHOLDERS OF RECORD AS OF MAY 8, 2024.
WOODBRIDGE, N.J., APRIL 24, 2024 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, reported net income of $6.2 million, or $0.15 per diluted share, for the three months ended March 31, 2024, compared to $8.2 million, or $0.19 per diluted share, for the three months ended December 31, 2023, and $11.7 million, or $0.26 per diluted share, for the three months ended March 31, 2023. The decrease in net income for the three months ended March 31, 2024, compared to the trailing quarter and comparable prior year quarter was primarily the result of a decrease in net interest income, which was negatively impacted by higher funding costs.
Commenting on the quarter, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “The Northfield team continued to successfully manage through the challenges presented by elevated market interest rates and an inverted yield curve. During the quarter we remained focused on deposit gathering, and maintaining non-interest bearing and other lower cost deposit relationships.” Mr. Klein continued, “We delivered solid financial performance during the quarter prudently managing our loan portfolio, maintaining strong asset quality, and managing our expenses. While significant risks remain, including the level of inflation and interest rate movements, we will continue to prudently manage our strong capital and liquidity and focus on our Locally Grown approach to community commercial banking.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable May 22, 2024, to stockholders of record on May 8, 2024.”

Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2024 and 2023

Net income was $6.2 million and $11.7 million for the three months ended March 31, 2024 and March 31, 2023, respectively. Significant variances from the comparable prior year period are as follows: a $7.0 million decrease in net interest income, a $449,000 decrease in the provision for credit losses on loans, a $1.2 million increase in non-interest expense, and a $2.2 million decrease in income tax expense.

Net interest income for the three months ended March 31, 2024, decreased $7.0 million, or 20.1%, to $27.9 million, from $34.9 million for the three months ended March 31, 2023. The decrease in net interest income was primarily attributable to an increase in the cost of interest-bearing liabilities due to the increase in market interest rates (as further discussed below) including a $15.7 million increase in interest expense on deposits and borrowings, which was partially offset by an $8.7 million increase in interest income. The increase in interest expense on deposits and borrowings was largely driven by the impact of rising market interest rates and a $316.4 million, or 8.0%, increase in the average balance of interest-bearing liabilities, including an increase of $346.0 million in the average balance of borrowed funds, partially offset by a $29.8 million decrease in average interest-bearing deposits. The increase in interest income was primarily due to a $135.1 million, or 2.5%, increase in the average balance of interest-earning assets coupled with a 51 basis point increase in yields on interest-earning assets due to the rising rate environment. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of interest-earning deposits in financial institutions of $185.6 million and the average balance of other securities of $116.0 million, partially offset by decreases in the average balance of loans of $70.1 million and the average balance of mortgage-backed securities of $97.9 million.

Net interest margin decreased by 60 basis points to 2.03% from 2.63% for the three months ended March 31, 2023. The decrease in net interest margin was primarily due to interest-bearing liabilities repricing at a faster rate than interest-earning assets. The net interest margin was negatively affected by approximately eight basis points for the three months ending March 31, 2024, due to a $300 million low risk leverage strategy. The cost of interest-bearing liabilities increased by 136 basis points to 2.89% for the three months ended March 31, 2024, from 1.53% for the three months ended March 31, 2023, driven primarily by a 47 basis point increase in the cost of borrowings from 3.40% to 3.87% and a 148 basis point increase in the cost of interest-bearing deposits from 1.01% to 2.49% for the three months ended March 31, 2024, due to rising market interest rates and a shift in the composition of the deposit portfolio towards higher-costing certificates of deposit and a greater reliance on borrowings. The increase in the cost of interest-bearing liabilities was partially offset by an increase in the yield on interest-earning assets, which increased 51 basis points to 4.27% for the three months ended March 31, 2024, from 3.76% for the three months ended March 31, 2023, primarily due to an increase in yields on loans from 4.18% to 4.44%, or 26 basis points. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $426,000 for the three months ended March 31, 2024, as compared to $341,000 for the three months ended March 31, 2023. Net interest income for the three months ended March 31, 2024, included loan prepayment income of $351,000 as compared to $961,000 for the three months ended March 31, 2023.

The provision for credit losses on loans decreased by $449,000 to $415,000 for the three months ended March 31, 2024, compared to $864,000 for the three months ended March 31, 2023, primarily due to a decline in loan balances, lower net charge-offs and an improvement in the economic forecast for the current period within our Current Expected Credit Loss ("CECL") model. Partially offsetting the decrease was an increase in reserves in the commercial and industrial and home equity and lines of credit portfolios related to an increase in non-performing loans in these portfolios. Net charge-offs were $911,000 for the three months ended March 31, 2024, primarily due to $894,000 in net charge-offs on small business unsecured commercial and industrial loans, as compared to net charge-offs of $2.0 million for the three months ended March 31, 2023. Management continues to monitor the small business unsecured commercial and industrial loan portfolio, which totaled $35.6 million at March 31, 2024.

Non-interest income remained stable at $3.4 million for the three months ended March 31, 2024 as compared to $3.3 million for the three months ended March 31, 2023. Fees and service charges increased by $235,000, primarily due to increases in overdraft fees. Gains on trading securities, net, increased by $187,000. Partially offsetting these increases was a decrease in other non-interest income of $466,000, primarily due to lower swap fee income. For the three months ended March 31, 2024, gains on trading securities were $699,000, as compared to gains of $512,000 for the three months ended March 31, 2023. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased $1.2 million, or 5.7%, to $22.3 million for the three months ended March 31, 2024, compared to $21.1 million for the three months ended March 31, 2023. The increase was primarily due to a $1.7 million increase in employee compensation and benefits, primarily attributable to higher salary expense, related to annual merit increases, an increase in medical expense and an increase in the mark to market expense of the Company's deferred compensation plan, which as discussed above has no effect on net income. Additionally, there was a $181,000 increase in occupancy expense, primarily due to higher repair and maintenance costs. Partially offsetting the increases was a $162,000 decrease in professional fees, and a $329,000 decrease in advertising expense due to timing of certain campaigns.

The Company recorded income tax expense of $2.3 million for the three months ended March 31, 2024, compared to $4.5 million for the three months ended March 31, 2023, with the decrease due to lower taxable income. The effective tax rate for the three months ended March 31, 2024, was 27.0% compared to 27.9% for the three months ended March 31, 2023.

The Company expects that in the second quarter of 2024, options granted in 2014 will expire and this will result in additional tax expense of approximately $700,000 in the second quarter.

Comparison of Operating Results for the Three Months Ended March 31, 2024 and December 31, 2023

Net income was $6.2 million and $8.2 million for the quarters ended March 31, 2024, and December 31, 2023, respectively. Significant variances from the prior quarter are as follows: a $1.0 million decrease in net interest income, a $144,000 increase in the provision for credit losses on loans, a $246,000 decrease in non-interest income, a $1.4 million increase in non-interest expense, and a $768,000 decrease in income tax expense.

Net interest income for the quarter ended March 31, 2024, decreased by $1.0 million, or 3.6%, to $27.9 million, from $28.9 million for the quarter ended December 31, 2023. The decrease in net interest income was primarily attributable to a $5.2 million increase in interest expense on deposits and borrowings, partially offset by a $4.2 million increase in interest income. The increase in interest expense on deposits and borrowings was primarily due to an increase in the cost of funds (as discussed further below) as well as a $264.5 million, or 6.6%, increase in the average balance of interest-bearing liabilities, including an increase of $236.1 million in the average balance of borrowed funds and a $28.3 million increase in the average balance of interest-bearing deposits. The increase in interest income was primarily due to a 17 basis point increase in the yield on interest-earning assets and a $242.6 million, or 4.6%, increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of other securities of $160.8 million, the average balance of interest-earning deposits in financial institutions of $89.9 million, and the average balance of mortgage-backed securities of $28.4 million, partially offset by a decrease in the average balance of loans outstanding of $36.7 million.

Net interest margin decreased by 14 basis points to 2.03% from 2.17% for the quarter ended December 31, 2023, primarily due to the increase in the cost of interest-bearing liabilities outpacing the increase in yields on interest-earning assets. The net interest margin was negatively affected by approximately eight basis points for the three months ending March 31, 2024, due to a $300 million low risk leverage strategy. The cost of interest-bearing liabilities increased by 37 basis points to 2.89% for the quarter ended March 31, 2024, from 2.52% for the quarter ended December 31, 2023, driven by both higher costs of deposits and borrowed funds, due to rising market interest rates and the continued shift in the composition of the deposit portfolio towards higher-costing certificates of deposit and a greater reliance on borrowings. This was partially offset by higher yields on interest-earning assets, which increased by 17 basis points to 4.27% for the quarter ended March 31, 2024, from 4.10% for the quarter ended December 31, 2023. Net interest income for the quarter ended March 31, 2024, included loan prepayment income of $351,000 as compared to $253,000 for the quarter ended December 31, 2023. The Company accreted interest income related to PCD loans of $426,000 for the quarter ended March 31, 2024, as compared to $330,000 for the quarter ended December 31, 2023.

The provision for credit losses on loans increased by $144,000 to $415,000 for the quarter ended March 31, 2024, from $271,000 for the quarter ended December 31, 2023. The increase in the provision was primarily attributable to an increase in reserves in the commercial and industrial and home equity and lines of credit portfolios, related to an increase in non-performing loans, partially offset by lower net charge-offs, an improvement in the economic forecast for the current quarter within our CECL model, and a decrease in loan balances. Net charge-offs were $911,000 for the quarter ended March 31, 2024, primarily due to $894,000 in net charge-offs on small business unsecured commercial and industrial loans, as compared to net charge-offs of $1.2 million for the quarter ended December 31, 2023.

Non-interest income decreased by $246,000, or 6.8%, to $3.4 million for the quarter ended March 31, 2024, from $3.6 million for the quarter ended December 31, 2023. The decrease was primarily due to a $299,000 decrease in gains on sales of trading securities, net. For the quarter ended March 31, 2024, gains on trading securities, net, were $699,000, compared to gains of $998,000 for the quarter ended December 31, 2023. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense increased by $1.4 million, or 6.4%, to $22.3 million for the quarter ended March 31, 2024, from $21.0 million for the quarter ended December 31, 2023. The increase was primarily due to a $579,000 increase in compensation and employee benefits, primarily attributable to higher salary expense, related to annual merit increases, and an increase in medical expense, partially offset by a $300,000 decrease related to the mark to market expense of the Company's deferred compensation plan, which as previously discussed has no effect on net income. Also contributing to the increase were increases of $326,000 in occupancy expense, $317,000 in data processing, and $248,000 in credit loss expense/(benefit) for off-balance sheet exposures. The increase in credit loss expense/(benefit) for off-balance sheet exposure was due to a provision of $83,000 recorded during the quarter ended March 31, 2024, compared to a benefit of $165,000 for the quarter ended December 31, 2023, attributed to an increase in the pipeline of loans committed and awaiting closing. Partially offsetting the increases was a decrease of $353,000 in other non-interest miscellaneous office expense.

The Company recorded income tax expense of $2.3 million for the quarter ended March 31, 2024, compared to $3.1 million for the quarter ended December 31, 2023 with the decrease due to lower taxable income. The effective tax rate for the quarter ended March 31, 2024 was 27.0%, compared to 27.2% for the quarter ended December 31, 2023.

Financial Condition

Total assets increased by $253.2 million, or 4.5%, to $5.85 billion at March 31, 2024, from $5.60 billion at December 31, 2023. The increase was primarily due to an increase in available-for-sale debt securities of $280.3 million, or 35.2%, an increase in cash and cash equivalents of $9.3 million, or 4.0%, and an increase in other assets of $2.4 million, or 4.9%, partially offset by a decrease in loans receivable of $41.2 million.

Cash and cash equivalents increased by $9.3 million, or 4.0%, to $238.8 million at March 31, 2024, from $229.5 million at December 31, 2023, primarily due to an increase in Federal Reserve Bank of New York (“FRB”) balances driven by excess cash from borrowings. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities. During 2023 and continuing into the first quarter of 2024, management believed it was prudent to increase balance sheet liquidity given general market volatility and uncertainty.

Loans held-for-investment, net, decreased by $41.2 million, or 1.0%, to $4.16 billion at March 31, 2024 from $4.20 billion at December 31, 2023, primarily due to decreases in multifamily and commercial real estate loans, partially offset by an increase in commercial and industrial loans. The decrease in loan balances reflects the Company remaining strategically focused on both managing the concentration of its commercial and multifamily real estate loan portfolios and disciplined loan pricing, as well as lower customer demand in the current elevated interest rate environment. Multifamily loans decreased $35.1 million, or 1.3%, to $2.72 billion at March 31, 2024 from $2.75 billion at December 31, 2023, commercial real estate loans decreased $13.5 million, or 1.5%, to $916.1 million at March 31, 2024 from $929.6 million at December 31, 2023, one-to-four family residential loans decreased $4.5 million, or 2.8%, to $156.3 million at March 31, 2024 from $160.8 million at December 31, 2023, construction and land loans decreased $453,000, or 1.5%, to $30.5 million at March 31, 2024 from $31.0 million at December 31, 2023, and other loans decreased $944,000, or 36.5%, to $1.6 million at March 31, 2024 from $2.6 million at December 31, 2023. Partially offsetting these decreases was an increase in commercial and industrial loans of $13.3 million, or 8.6%, to $168.6 million at March 31, 2024 from $155.3 million at December 31, 2023.

As of March 31, 2024, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 446%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Our real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York State subject to some form of rent regulation limiting rent increases for rent stabilized multifamily properties. At March 31, 2024, office-related loans represented $206.1 million, or approximately 5% of our total loan portfolio, with an average balance of $1.8 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 58%. Approximately 43% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are as follows: 54.3% in New York and 45.7% in New Jersey. At March 31, 2024, our largest office-related loan had a principal balance of $90.0 million (with a net active principal balance for the Bank of $30.0 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At March 31, 2024, multifamily loans that have some form of rent stabilization or rent control totaled approximately $444.4 million, or approximately 11% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 52%. At March 31, 2024, our largest rent-regulated loan had a principal balance of $17.1 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on our rent-regulated multifamily portfolio see “Asset Quality”.

PCD loans totaled $10.0 million and $9.9 million at March 31, 2024 and December 31, 2023, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $426,000 attributable to PCD loans for the three months ended March 31, 2024, as compared to $341,000 for the three months ended March 31, 2023. PCD loans had an allowance for credit losses of approximately $3.1 million at March 31, 2024.

Loan balances are summarized as follows (dollars in thousands):

	March 31, 2024	December 31, 2023
Real estate loans:
Multifamily	$2,715,919	$2,750,996
Commercial mortgage	916,112	929,595
One-to-four family residential mortgage	156,276	160,824
Home equity and lines of credit	163,493	163,520
Construction and land	30,514	30,967
Total real estate loans	3,982,314	4,035,902
Commercial and industrial loans	168,321	154,984
PPP loans	243	284
Other loans	1,641	2,585
Total commercial and industrial, PPP, and other loans	170,205	157,853
Loans held-for-investment, net (excluding PCD)	4,152,519	4,193,755
PCD loans	9,953	9,899
Total loans held-for-investment, net	$4,162,472	$4,203,654

The Company’s available-for-sale debt securities portfolio increased by $280.3 million, or 35.2%, to $1.08 billion at March 31, 2024, from $795.5 million at December 31, 2023. The increase was primarily attributable to purchases of securities, partially offset by paydowns and maturities. At March 31, 2024, $716.0 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $174.3 million in U.S. Treasuries, $73.7 million in U.S. Government agency securities, $111.0 million in corporate bonds, substantially all of which were considered investment grade, and $762,000 in municipal bonds at March 31, 2024. Unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $32.3 million and $359,000, respectively, at March 31, 2024, and $32.5 million and $279,000, respectively, at December 31, 2023.

Equity securities were $11.0 million at March 31, 2024 and $10.6 million at December 31, 2023. Equity securities are primarily comprised of an investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities increased $254.2 million, or 5.2%, to $5.15 billion at March 31, 2024, from $4.90 billion at December 31, 2023. The increase was primarily attributable to increases in borrowings of $205.3 million and total deposits of $42.9 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits increased $42.9 million, or 1.1%, to $3.92 billion at March 31, 2024, as compared to $3.88 billion at December 31, 2023. Brokered deposits decreased by $1.3 million, or 1.3%. Deposits, excluding brokered deposits, increased $44.2 million, or 1.2%. The increase in deposits, excluding brokered deposits, was primarily attributable to increases of $30.8 million in time deposits, $44.0 million in transaction accounts and $5.0 million in savings accounts. Transaction growth was attributable to dedicated business development efforts, including targeted marketing mailings, while growth in time deposits was attributable to the current interest rate environment and offering competitive interest rates to attract deposits. These increases were partially offset by decreases of $35.7 million in money market accounts. Estimated gross uninsured deposits at March 31, 2024 were $1.73 billion. This total includes fully collateralized uninsured governmental deposits and intercompany deposits of $890.4 million, leaving estimated uninsured deposits of approximately $842.4 million, or 21.5%, of total deposits. At December 31, 2023, estimated uninsured deposits totaled $869.9 million, or 22.4% of total deposits.

Deposit account balances are summarized as follows (dollars in thousands):

	March 31, 2024	December 31, 2023
Transaction:
Non-interest bearing checking	$693,671	$694,903
Negotiable orders of withdrawal and interest-bearing checking	1,277,161	1,231,943
Total transaction	1,970,832	1,926,846
Savings and money market:
Savings	930,766	925,744
Money market	266,464	302,122
Brokered money market	—	50,000
Total savings	1,197,230	1,277,866
Certificates of deposit:
$250,000 and under	546,192	525,454
Over $250,000	108,358	98,269
Brokered deposits	98,711	50,000
Total certificates of deposit	753,261	673,723
Total deposits	$3,921,323	$3,878,435

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	March 31, 2024	December 31, 2023

Business customers	$870,004	$893,296
Municipal (governmental) customers	$827,468	$768,556
Borrowed funds increased to $1.13 billion at March 31, 2024, from $920.5 million at December 31, 2023. The increase in borrowings for the period was primarily due to a $205.5 million increase in borrowings under the Federal Reserve Bank Term Funding Program which included favorable terms and conditions as compared to FHLB advances. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following table sets forth borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at March 31, 2024 (dollars in thousands):

Year	Amount (1)	Weighted Average Rate
2024	$100,765	3.58%
2025	482,500	3.99%
2026	148,000	4.36%
2027	173,000	3.19%
2028	154,288	3.96%
	$1,058,553	3.87%

(1) Borrowings maturing in 2025 include $300.0 million of FRB borrowings that can be repaid without any penalty.

Total stockholders’ equity decreased by $1.0 million to $698.4 million at March 31, 2024, from $699.4 million at December 31, 2023. The decrease was attributable to $3.1 million in stock repurchases and $5.6 million in dividend payments, partially offset by net income of $6.2 million for the three months ended March 31, 2024, a $743,000 increase in accumulated other comprehensive income associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio, and a $700,000 increase in equity award activity. During the three months ended March 31, 2024, the Company repurchased 252,631 of its common stock outstanding at an average price of $12.17 for a total of $3.1 million pursuant to approved stock repurchase plans. As of March 31, 2024, the Company had no remaining capacity under its current repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at March 31, 2024 (dollars in thousands):

Cash and cash equivalents(1)	$225,231
Corporate bonds(2)	$108,403
Multifamily loans(2)	$820,697
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$460,357

(1) Excludes $13.6 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At March 31, 2024, the Company and the Bank's estimated CBLR ratios were 12.00% and 12.35%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing assets, loans over 90 days delinquent on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2024 and December 31, 2023 (dollars in thousands):

	March 31, 2024	December 31, 2023
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$2,676	$2,709
Commercial	10,680	6,491
One-to-four family residential	101	104
Home equity and lines of credit	1,125	499
Commercial and industrial	2,200	305
Other	6	7
Total non-accrual loans	16,788	10,115
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	192	201
One-to-four family residential	137	406
Home equity and lines of credit	124	711
Total loans held-for-investment delinquent 90 days or more and still accruing	453	1,318
Total non-performing assets	$17,241	$11,433
Non-performing loans to total loans	0.41%	0.27%
Non-performing assets to total assets	0.29%	0.20%
Accruing loans 30 to 89 days delinquent	$8,266	$8,683

The increase in non-accrual commercial real estate loans from December 31, 2023, was primarily attributable to one loan with a balance of $4.4 million which was put on non-accrual status during the current quarter. Based on the results of the impairment analysis for this loan as of March 31, 2024, no impairment reserve was necessary as the loan is adequately covered by collateral (a private residence and retail property, both located in Monmouth County, New Jersey), with aggregate appraised values totaling $8.7 million. The increase in non-accrual commercial and industrial loans was primarily due to an increase in non-performing unsecured small business loans. Unsecured small business loans totaled $35.6 million and $37.4 million at March 31, 2024 and December 31, 2023, respectively. Management continues to monitor the small business unsecured commercial and industrial loan portfolio.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $8.3 million and $8.7 million at March 31, 2024 and December 31, 2023, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2024 and December 31, 2023 (dollars in thousands):

	March 31, 2024	December 31, 2023
Held-for-investment
Real estate loans:
Multifamily	$171	$740
Commercial	2,106	1,010
One-to-four family residential	1,171	3,339
Home equity and lines of credit	1,029	817
Construction and land	1,727	—
Commercial and industrial loans	2,062	2,767
Other loans	—	10
Total delinquent accruing loans held-for-investment	$8,266	$8,683

PCD Loans (Held-for-Investment)

The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($10.0 million at March 31, 2024 and $9.9 million at December 31, 2023, respectively) as accruing, even though they may be contractually past due. At March 31, 2024, 2.0% of PCD loans were past due 30 to 89 days, and 27.0% were past due 90 days or more, as compared to 2.9% and 27.1%, respectively, at December 31, 2023.

Our multifamily loan portfolio at March 31, 2024 totaled $2.72 billion, or 65% of our total loan portfolio, of which $444.4 million, or 11%, included loans collateralized by properties in New York with units subject to some percentage of rent regulation. The table below sets forth details about our multifamily loan portfolio in New York (dollars in thousands).

% Rent Regulated	Number of Loans	Balance	% Portfolio Total NY Multifamily Portfolio	Average Balance	Largest Loan	LTV*	DSCR*	30-89 Days Delinquent	Non-Accrual	Special Mention	Substandard
0	256	$314,582	41.4%	$1,229	$16,757	52.1%	1.58x	$363	$375	$788	$1,075
>0-10	3	4,797	0.6	1,599	2,148	52.0	1.46	—	—	—	—
>10-20	13	18,958	2.5	1,458	2,896	49.7	1.57	—	—	—	—
>20-30	8	18,067	2.4	2,258	5,573	55.4	1.41	—	—	—	—
>30-40	12	15,392	2.0	1,283	3,136	48.9	1.73	—	—	—	—
>40-50	17	22,456	3.0	1,321	2,772	48.7	1.62	—	—	—	—
>50-60	6	9,600	1.3	1,600	2,368	40.3	2.03	—	—	—	—
>60-70	5	16,803	2.2	3,361	11,493	55.2	1.47	—	—	—	—
>70-80	7	15,526	2.1	2,218	4,765	47.5	1.59	—	—	—	—
>80-90	18	21,109	2.8	1,173	3,170	47.1	1.68	—	—	—	—
>90-100	167	301,691	39.7	1,807	17,113	52.8	1.68	—	2,301	—	4,587
Total	512	$758,981	100.0%	$1,482	$17,113	51.9%	1.63x	$363	$2,676	$788	$5,662
The table below sets forth our New York rent-regulated loans by county.

County	Balance	LTV*	DSCR*
Bronx	$120,694	52.1%	1.64x
Kings	193,025	51.7%	1.68
Nassau	2,196	36.5%	1.88
New York	41,181	47.3%	1.51
Queens	39,437	44.8%	1.88
Richmond	29,981	60.8%	1.68
Westchester	17,885	62.5%	1.37
Total	$444,399	51.8%	1.66x

* Weighted Average
None of the loans that are rent-regulated in New York are interest only. During the remainder of 2024, 12 loans with an aggregate principal balance of $17.5 million will re-price.

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, including any potential recessionary conditions, changes in liquidity, the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the effects of the COVID-19 pandemic, competition among depository and other financial institutions, including with respect to fees and interest rates, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, changes in asset quality, prepayment speeds, charge-offs and/or credit loss provisions, our ability to access cost-effective funding, changes in the value of our goodwill or other intangible assets, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31,
	2024	2023	2023
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.43%	0.84%	0.59%
Return on equity (ratio of net income to average equity)	3.59	6.82	4.75
Average equity to average total assets	12.04	12.39	12.42
Interest rate spread	1.39	2.23	1.58
Net interest margin	2.03	2.63	2.17
Efficiency ratio (2)	71.43	55.27	64.46
Non-interest expense to average total assets	1.55	1.52	1.51
Non-interest expense to average total interest-earning assets	1.63	1.59	1.58
Average interest-earning assets to average interest-bearing liabilities	128.66	135.51	131.09
Asset Quality Ratios:
Non-performing assets to total assets	0.29	0.17	0.20
Non-performing loans (3) to total loans (4)	0.41	0.22	0.27
Allowance for credit losses to non-performing loans	214.83	440.81	328.30
Allowance for credit losses to total loans held-for-investment, net (5)	0.89	0.98	0.89

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2024	December 31, 2023
ASSETS:
Cash and due from banks	$13,550	$13,889
Interest-bearing deposits in other financial institutions	225,231	215,617
Total cash and cash equivalents	238,781	229,506
Trading securities	12,726	12,549
Debt securities available-for-sale, at estimated fair value	1,075,741	795,464
Debt securities held-to-maturity, at amortized cost	9,810	9,866
Equity securities	11,038	10,629
Loans held-for-investment, net	4,162,472	4,203,654
Allowance for credit losses	(37,039)	(37,535)
Net loans held-for-investment	4,125,433	4,166,119
Accrued interest receivable	19,358	18,491
Bank-owned life insurance	172,507	171,543
Federal Home Loan Bank of New York stock, at cost	39,848	39,667
Operating lease right-of-use assets	30,076	30,202
Premises and equipment, net	24,301	24,771
Goodwill	41,012	41,012
Other assets	50,974	48,577
Total assets	$5,851,605	$5,598,396

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,921,323	$3,878,435
Securities sold under agreements to repurchase	25,000	25,000
Federal Home Loan Bank advances and other borrowings	1,039,621	834,272
Subordinated debentures, net of issuance costs	61,275	61,219
Lease liabilities	34,942	35,205
Advance payments by borrowers for taxes and insurance	30,202	25,102
Accrued expenses and other liabilities	40,813	39,718
Total liabilities	5,153,176	4,898,951

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	698,429	699,445
Total liabilities and stockholders’ equity	$5,851,605	$5,598,396

Total shares outstanding	44,462,652	44,524,929
Tangible book value per share (1)	$14.78	$14.78

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $133 and $154 at March 31, 2024 and December 31, 2023, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended
	March 31,		December 31,
	2024	2023	2023
Interest income:
Loans	$46,047	$43,707	$46,418
Mortgage-backed securities	4,398	3,792	3,538
Other securities	3,841	1,385	1,494
Federal Home Loan Bank of New York dividends	970	465	988
Deposits in other financial institutions	3,392	578	2,024
Total interest income	58,648	49,927	54,462
Interest expense:
Deposits	19,273	7,821	16,835
Borrowings	10,663	6,391	7,873
Subordinated debt	828	819	836
Total interest expense	30,764	15,031	25,544
Net interest income	27,884	34,896	28,918
Provision for credit losses	415	864	271
Net interest income after provision for credit losses	27,469	34,032	28,647
Non-interest income:
Fees and service charges for customer services	1,615	1,380	1,473
Income on bank-owned life insurance	964	870	952
Gains on available-for-sale debt securities, net	—	1	—
Gains on trading securities, net	699	512	998
Other	103	569	204
Total non-interest income	3,381	3,332	3,627
Non-interest expense:
Compensation and employee benefits	12,765	11,037	12,186
Occupancy	3,553	3,372	3,227
Furniture and equipment	484	454	475
Data processing	2,147	2,243	1,830
Professional fees	809	971	784
Advertising	518	847	337
Federal Deposit Insurance Corporation insurance	588	604	568
Credit loss expense/(benefit) for off-balance sheet exposures	83	111	(165)
Other	1,385	1,489	1,738
Total non-interest expense	22,332	21,128	20,980
Income before income tax expense	8,518	16,236	11,294
Income tax expense	2,304	4,529	3,072
Net income	$6,214	$11,707	$8,222
Net income per common share:
Basic	$0.15	$0.26	$0.19
Diluted	$0.15	$0.26	$0.19
Basic average shares outstanding	42,367,243	44,784,228	42,704,541
Diluted average shares outstanding	42,408,953	44,928,905	42,780,195

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,174,668	$46,047	4.44%	$4,211,344	$46,418	4.37%	$4,244,772	$43,707	4.18%
Mortgage-backed securities (3)	648,811	4,398	2.73	620,384	3,538	2.26	746,735	3,792	2.06
Other securities (3)	391,980	3,841	3.94	231,133	1,494	2.56	275,957	1,385	2.04
Federal Home Loan Bank of New York stock	39,599	970	9.85	39,470	988	9.93	38,066	465	4.95
Interest-earning deposits in financial institutions	262,884	3,392	5.19	173,026	2,024	4.64	77,269	578	3.03
Total interest-earning assets	5,517,942	58,648	4.27	5,275,357	54,462	4.10	5,382,799	49,927	3.76
Non-interest-earning assets	266,428			255,155			239,984
Total assets	$5,784,370			$5,530,512			$5,622,783

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,464,297	$12,331	2.01%	$2,522,964	$11,214	1.76%	$2,523,620	$3,843	0.62%
Certificates of deposit	654,328	6,942	4.27	567,356	5,621	3.93	624,762	3,978	2.58
Total interest-bearing deposits	3,118,625	19,273	2.49	3,090,320	16,835	2.16	3,148,382	7,821	1.01
Borrowed funds	1,108,880	10,663	3.87	872,756	7,873	3.58	762,928	6,391	3.40
Subordinated debt	61,239	828	5.44	61,183	836	5.42	61,015	819	5.44
Total interest-bearing liabilities	4,288,744	30,764	2.89	4,024,259	25,544	2.52	3,972,325	15,031	1.53
Non-interest bearing deposits	699,640			717,372			848,098
Accrued expenses and other liabilities	99,594			101,964			105,685
Total liabilities	5,087,978			4,843,595			4,926,108
Stockholders' equity	696,392			686,917			696,675
Total liabilities and stockholders' equity	$5,784,370			$5,530,512			$5,622,783

Net interest income		$27,884			$28,918			$34,896
Net interest rate spread (4)			1.39%			1.58%			2.23%
Net interest-earning assets (5)	$1,229,198			$1,251,098			$1,410,474
Net interest margin (6)			2.03%			2.17%			2.63%
Average interest-earning assets to interest-bearing liabilities			128.66%			131.09%			135.51%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.